                                LICENSE AGREEMENT



         This License Agreement ("Agreement") is made as of December 15, 1999 (the "Effective Date") by and between the California Institute of Technology, a California Corporation, having a place of business at 1201 E. California Boulevard, Pasadena, California 91125 ("Caltech") and Digital Personnel, Inc.
(DPI), a Florida Corporation, having a place of business at 202 South Wheeler Street, Plant City, Florida 33566.

                                    RECITALS


         A. Caltech owns certain Patent Rights, Software, Technology and Know How (as defined below), and

         B. DPI has an option to license from Caltech the Patent Rights, Software, Technology and Know How, and DPI now wishes to obtain a license to them on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

         As used in this Agreement, the following terms shall have the meanings indicated:

         1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with DPI. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, more than fifty percent (50%) control in the election or appointment of the corresponding managing authority)

         1.2 "Fee for Service" shall mean revenues received by DPI and/or Affiliates for services performed in connection with the sale of Licensed Product.

         1.3 "Know How" shall mean any and all knowledge possessed or owned by Cal Tech that would assist DPI in utilizing and exploiting the Patent Rights, Software and Technology.

         1.4 "Licensed Product" shall mean a product, composition or material the manufacture, offer for sale, sale or use of which would, but for the license granted herein, infringe a Valid Claim in the country for which such product, composition or material is manufactured, offered for sale, sold or used.

         1.5 "Licensed Subject Matter" means (a) worldwide rights to the inventions described and claimed in the patents, patent applications and invention disclosures listed in Exhibit A attached hereto; any patents which issue on the applications or disclosures listed in Exhibit A; reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of the foregoing; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents, applications and invention disclosures listed in Exhibit A, and (b) all patent applications hereafter filed and owned by Caltech or jointly with DPI, which are dominated by a claim or claims of the patents or patent applications of part
(a).

         1.6 "Licensed Software" shall mean any computer program utilized in practicing the invention(s) giving rise to the Patent Rights.

         1.7 "Net Sales" shall mean Fee for Service plus revenues received by DPI and/or Affiliates from Sublicensees due to license fees or as the result of a sale of Licensed Product by Sublicensees, plus the total revenue generated from the sale of Licensed Products to third parties by DPI and/or its Affiliates, for which royalties are due under Article 5 below, less the following reasonable and customary deductions to the extent applicable to such total revenue:

(i) all trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or charge backs; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax); and (iv) provisions for uncollectible accounts determined in accordance with reasonable accounting practices, consistently applied to all products of the selling party.

         1.8 "Patent Rights" shall mean any and all rights in and to any Technology and Know How embodied in:

             (a) The patent applications listed in Exhibit A hereto; any patents issuing on such patent applications, any foreign counterparts of such patent applications and patents, and any patent or application anywhere in the world to the extent (and only to the extent) such patent or application discloses subject matter disclosed, and makes claims made, in any of the patent applications in Exhibit A or the foreign counterparts thereof (collectively, "Existing Patents");

             (b) All divisions, continuations, Continuations-in-Part, patents of Addition, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the Existing Patents.

             (c) "Continuation-in-Part" shall include patent applications and/or patent claiming priority from a filing date of any Existing Patent (i) only to the extent new matter is directed to subject matter described in such Existing Patent and originating from, at a minimum, at least one of the inventor(s) named in such Existing Patent, and DPI. exclusive .doc shall exclude new matter not described in such Existing Patent, and (ii) only if at least one (1) of the inventors named in the Existing Patent from which priority is claimed is named as an inventor for such patent application or patent. "Patents of Addition" shall include non-United States patent applications and patents (a) only to the extent new matter is directed to subject matter described in any Existing Patent and originating from, at a minimum, at least one of the inventor(s) named in such Existing Patent and shall exclude new matter not described in such Existing Patent, and (b) only if at least one (1) of the inventors named in the Existing patent to which the patent of addition relates is a named as an inventor for such patent application or patent.

         1.9 "Sublicensee" shall mean any non-Affiliate third party to whom DPI has granted the right to manufacture, sell, offer for sale and/or use Licensed Products. It is understood and agreed that the foregoing definition of Sublicensee shall not limit the scope of sublicenses that DPI may grant hereunder.

          1.10 "Technology" shall mean software listed in Exhibit A, and all proprietary information, know-how, procedures, methods, prototypes, designs, technical data and reports owned by Caltech offered by Caltech and accepted by DPI, in each case, necessary or useful in the development of Licensed Products and which relate to the Licensed Products, but which are not the subject of the Licensed Patent Rights. Subject to the foregoing, inventions which are the subject of applications for patents listed in Exhibit A or applications which claim priority thereon or are Improvements and which do not issue into patents shall be considered to be Technology.

         1.11 "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the Patent Rights which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.9, if a claim of a pending patent application within the Patent Rights has not issued as a claim of an issued patent within the patent Rights, within five (5) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement.

          1.12 "Revenues" shall mean payments received by DPI its Affiliates from the sale of Licensed Products by DPI or its Sublicensees which shall include, but not be limited to, payments for technical assistance, know-how and Technology.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         2.1 Caltech. Caltech represents and warrants to DPI that (i) Caltech is and shall be the owner of the entire right, title, and interest in and to Licensed Subject Matter; (ii) Caltech has not previously granted and will not grant any rights in the Licensed Subject Matter that are inconsistent with the rights and licenses granted to DPI herein; (iii) there are no claims of any third parties that would call into question the rights of Caltech to grant to DPI the rights and licenses contemplated hereunder; (iv) to the best of its knowledge as of the Effective Date practice of the inventions/technology coming within the ambit of the Patent Rights will not infringe any intellectual property rights of third parties; and (v) except for the Patent Rights, and the inventions disclosed therein, including but not limited to the Technology and Know How, as of the Effective Date, Caltech does not own or control rights: 1) to any patent, patent application or invention pertaining to phoneme-based artificial image reconstruction of speech, the claims of which would dominate and/or prevent the practice of any technology/invention coming within the ambit of the Patent Rights; or 2) to any source code copyright that would prevent DPI from utilizing the Licensed Software.

         2.2 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 2, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND CALTECH SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                    ARTICLE 3

                                     LICENSE
                                     -------
         3.1 Grants.

             (a) Caltech hereby grants to DPI and Affiliates a worldwide, royalty-free exclusive (except as otherwise expressly provided in Section 3.3 below) license under the Licensed Subject Matter to: (i) make, have made, use, Sell, offer for sale, import, export or otherwise distribute Licensed Products, (ii) practice any method, process or procedure under, and otherwise exploit, the Licensed Subject Matter; and (iii) to have any of the foregoing performed on DPI's behalf by a third party. At its option, DPI shall have the right to convert this license to a non-exclusive license. In all cases, all rights to any improvements upon the Licensed Subject Matter made by DPI and/or an Affiliate shall be owned solely and exclusively by DPI and/or such Affiliate.

             (b) Caltech hereby grants to DPI and Affiliates a worldwide, royalty-free, exclusive (except as otherwise expressly provided in Sections 3.3 and 3.4 below) license to use and copy the Licensed Software, and any improvements and/or derivative works thereof solely as a result of work conducted at JPL under DPI's sponsorship, or made jointly with DPI or any Affiliate. All rights to any improvements and/or derivative works developed by DPI and/or any Affiliate, or on behalf of DPI and/or such Affiliate, shall be owned solely and exclusively by DPI and/or such Affiliate.

         3.2 Sublicenses. DPI may grant and authorize sublicenses within the scope of the licenses granted to DPI pursuant to this Agreement.

         3.3 Recognizing that Caltech's exclusive licenses to DPI are to the exclusion of Caltech itself, DPI agrees to grant to Caltech a non-exclusive, non-transferable, royalty-free license back to any inventions, software, information or data that Caltech has licensed to DPI, but only for the purposes of research internal to Caltech, as well as any purpose for or on behalf of the United States Government.

                                    ARTICLE 4

                                COMPUTER SOFTWARE
                                -----------------

         4.1 Delivery. Upon execution of this Agreement, to the extent that the Licensed Software has not already been delivered to DPI, Caltech shall deliver to DPI the Licensed Software and all documentation associated therewith. Within 30 days of creation, if created under DPI-sponsored research pursuant to Paragraph 5.1, Caltech shall deliver to DPI any derivative work based on, or other improvement to, the Licensed Software, which shall then become part of the Licensed Software.

                                    ARTICLE 5

                              PAYMENTS AND REPORTS
                              --------------------

         5.1 Equity. In consideration for the rights and licenses granted by Caltech to DPI hereunder, DPI shall issue to Caltech Two Million, Nine Hundred Thousand (2,900,000) shares of DPI Common Stock (29% of the Authorized shares of
DPI). This is in addition to the One Hundred Thousand (100,000) shares of DPI Common Stock (1% of the Authorized shares of DPI) already paid to Caltech for the Exclusive Option Agreement pertaining to this technology, dated March 1998, and reproduced in Exhibit B.

         5.2 Equity in DPI will vest as follows:

             5.2.1   1,000,000 shares upon execution of this Agreement

             5.2.2   1,000,000 shares upon completion of the 1st R&D milestone

             5.2.3    900,000 shares upon completion of the 2nd R&D milestone

             R&D milestones are defined in the sponsored Research Contract contained in Exhibit C.

         5.3 Patent Expenses. DPI shall reimburse Caltech a sum of Four Thousand Dollars (US$4,000) for out-of-pocket expenses of filing, prosecuting and maintaining the patents and patent applications in the Patent Rights prior to the Effective Date and from the Effective Date through the Commencement Date of this Agreement. This amount shall be paid with 30 days of the execution of this Agreement. Caltech and DPI will work together to formulate and execute an appropriate patent strategy. DPI will bear all reasonable, on-going patent costs associated with filing and maintaining patent applications and patents related to Licensed Technology as described in Section 11.1 of this Agreement.

         5.4 Sponsored Research. DPI shall fund a 12-24 month sponsored research program at the Jet Propulsion Laboratory (JPL) to further develop this technology. The total amount of the funding to be provided will be no less than Four Hundred Thousand Dollars ($400,000), or, if agreed between the parties a lesser amount will be provided to JPL in order to expedite the development and commercialization of Licensed Products externally. The funding of this program will begin within 12 months of the Effective Date of this License Agreement. If DPI does not provided this sponsored research funding within 12 months of the effective date of this Agreement than this License Agreement will be terminated and all Licensed Rights will revert back to Caltech.

         5.5 Records; Inspection. DPI shall keep complete, true and accurate books of account. Such books and records shall be kept reasonably accessible for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three- (3) year period by a representative or agent of Caltech for the purpose of understanding business progress. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by DPI and Caltech. Caltech's representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Caltech shall bear the costs and expenses of inspections conducted under this Section 5.5.

                                    ARTICLE 6

                                  DUE DILIGENCE
                                  -------------

         6.1 DPI shall have discretion over the commercialization of the Licensed Subject Matter. However, DPI agrees to use its best efforts to introduce commercially one or more Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. DPI shall be deemed to have satisfied its obligations under this Paragraph 6.1 if DPI has an ongoing and active research program or marketing program, as appropriate, directed toward bringing such Licensed Products to market and meeting the market demand herefore. Any efforts of DPI sublicensees shall be considered efforts of DPI for the sole purpose of determining DPI's compliance with its obligation under this paragraph.

         6.2 After the first year from the Effective Date, Caltech shall have the right, no more often than once per year upon sixty (60) days written notice to DPI, to require DPI to report to Caltech in writing on its efforts in complying with Section 6.1 above.

         6.3 If DPI is not fulfilling its obligations under Paragraph 6.1 and Caltech so notifies DPI in writing, Caltech and DPI shall negotiate in good faith any additional efforts to be taken by DPI. If the parties do not reach agreement within ninety (90) days, any additional efforts shall be determined in accordance with Article 12. If DPI fails to make any required efforts, after they are so determined, and does not remedy that failure within sixty (60) days after further written notice to DPI, Caltech may convert the relevant license to a nonexclusive license.





                                    ARTICLE 7

                              TERM AND TERMINATION
                              --------------------

         7.1 Term. Unless terminated earlier pursuant to this Article 7, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last patent application within the Patent Rights, whichever is later. DPI's license with respect to the Technology and Know How shall survive the expiration, (but not an earlier termination, except as provided in Section 7.5 below) of this Agreement.

         7.2 Caltech shall have the right to terminate this Agreement if DPI fails to make any payment due hereunder and DPI continues to fail to make the payment, either to Caltech directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving notice from Caltech specifying DPI's failure. Upon any such termination Caltech shall accept an assignment by DPI of any sublicenses granted by DPI to entities other than Related Companies, and any sublicense so assigned shall remain in full force and effect.

         7.3 Termination for Breach. In the event of a material breach of this Agreement, the non-breaching party shall be, entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach within such ninety (90) day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined by a court of competent jurisdiction that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

         7.4 Termination Upon Notice. Any provision herein notwithstanding, DPI may terminate this Agreement, in its entirely or as to any particular patent or patent application within the Patent Rights, or as to any particular Licensed Product, at any time by giving Caltech at least thirty (30) days prior written notice. From and after the effective date of such termination under this Section
7.4 with respect to a particular patent or patent application, such patent(s) and application(s) in the particular country shall cease to be within the Patent Rights for all purposes of this Agreement, and all rights and obligations of DPI with respect to such patent(s) and patent application(s) shall terminate; from and after the effective date of a termination under this Section 7.4 with respect to particular Licensed Product, the license granted to DPI under Section
3.1 shall terminate with respect to such Licensed Product. Upon termination of this Agreement in its entirety under this Section 7.4, all rights and obligations of the parties shall terminate, except as provided in Section 7.5 below.

         7.5 Survival.

         7.5.1 Termination of this Agreement for any reason shall not release either party hereto from any liability, which at the time of such termination has already accrued to the other party.

         7.5.2 In the event this Agreement is terminated for any reason, DPI and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Licensed Products then on hand, all subject to the payment to Caltech of fees and royalties pursuant to Article S hereof. Upon termination of this Agreement by Caltech for any reason, any sublicense granted by DPI hereunder shall survive, provided that upon request by Caltech, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

         7.5.3 Articles 1, 2, 7, 9, 10, 12 and 13 and Sections 5.13 and 11.1
shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 7, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.


                                    ARTICLE 8

                           INFRINGEMENT BY THIRD PARTY
                           ---------------------------


         8.1 Enforcement. During the term of this Agreement, in the event that either party hereto reasonably believes that any Licensed Subject Matter and/or Licensed Software is being infringed or otherwise misappropriated by a third party or in the event that a declaratory judgement action is brought against such party with respect to the Licensed Subject Matter and/or Licensed Software, such party shall promptly notify the other party.

         8.2 Actions. As between the parties to this Agreement, DPI (itself or through others) shall, at its expense, have the initial right to control the enforcement of the Licensed Subject Matter and/or Licensed Software or defend any declaratory judgment action with respect thereto (each for the purposes of this Article 8, an "Enforcement Action").

         8.3 Caltech. In the event that DPI does not initiate an Enforcement Action to enforce the Licensed Subject Matter and/or Licensed Software against commercially significant infringement or misappropriation by a third party in a country, within one hundred eighty (180) days of a request by Caltech to initiate such Enforcement Action or thereafter diligently pursue such Enforcement Action, Caltech or its designee may initiate an Enforcement Action against such infringement or misappropriation at its own expense. Notwithstanding the foregoing, DPI shall have the exclusive right to sublicense any alleged infringer pursuant to Section 3.1 above.

         8.4 Cooperation. The non-controlling party shall, at the controlling Party's reasonable request and expense, fully cooperate with the party controlling any Enforcement Action; including but not limited to, joining as a party-plaintiff, using best efforts to cause its employees to testify at such an action and to make available relevant records, papers, information, samples, specimens and the like. The party controlling the Enforcement Action shall keep the non-controlling party reasonably informed of the progress of such action, and the non-controlling shall have the right to participate in such Enforcement Action with counsel of its own choice at its own expense.

         8.5 Division of Recoveries. All recoveries from an Enforcement Action shall be first applied to reimburse the controlling party's, and then the non-controlling party's, unreimbursed expenses, including without limitation, reasonable attorneys' fees and court costs. Any remainder shall be divided between the parties as follows:

         8.5.1 To the extent the amount recovered reflects lost profits, DPI shall retain the remainder; or

         8.5.1 To the extent the amount recovered does not reflect lost profits, seventy-five percent (75%) shall be paid to DPI and, twenty-five percent (25%) to Caltech.


                                    ARTICLE 9

                                 INDEMNIFICATION
                                 ---------------

         9.1 Indemnification of Caltech. DPI shall hold Caltech, its directors, trustees, officers, employees, agents and the successors and assigns of any of the foregoing (collectively, the "Indemnitees") harmless against any and all claims brought by third parties alleging personal injury or property damage in conjunction with, or arising out of (1) practice by DPI, its Affiliates and Sublicensees, their directors, trustees, officers, employees, contractors, subcontractors and agents, of the Patent Rights or (2) the design, manufacture, distribution or use of Licensed Products; provided that any Indemnitee seeking indemnification hereunder shall (i) promptly notify DPI of such claim (ii) give sole control of the defense or settlement of such claim, and (iii) provide DPI, at DPI's expense, with reasonable assistance and full information with respect to such claim. Notwithstanding the foregoing, DPI shall have no obligations for any claim if the Indemnitee seeking indemnification makes any admission, settlement or other communication regarding such claim without the prior written consent of DPI, which consent shall not be unreasonably withheld. Such indemnity shall include all costs and expenses, including reasonable attorneys' fees and any costs of settlement.

                                   ARTICLE 10

                                  USE OF NAMES
                                  ------------

         10.1 Party Names. Except as required by law or in the normal course of business identification and description, neither DPI nor Caltech shall issue any press release or other public statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other of DPI or Caltech, respectively, without the approval of such other party, which approval shall not be unreasonably withheld.

                                   ARTICLE 11

                          INVENTIONS/PATENT PROSECUTION
                          -----------------------------

         11.1 Prosecution by DPI. Subject to Section 11.2 below, DPI shall have the right, at its option, to control the filing for, prosecution and maintenance of the Patent Rights; provided however that DPI shall furnish to Caltech copies of documents relevant to any such filing, prosecution and maintenance. For purposes of this Article 11, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms. DPI shall reimburse Caltech for all reasonable out-of-pocket expenses incurred by Caltech after the Commencement Date for the filing for, prosecution and maintenance of the Patent Rights. Such payments shall be due thirty (30) days following receipt of invoice by DPI for such expenses. If DPI elects to no longer pay the expenses of a patent or patent application within the Patent Rights in any country, DPI shall notify Caltech not less than thirty (30) days prior to such action and the license granted to DPI hereunder with respect to such patent or patent application shall become nonexclusive.

         11.2 Prosecution by Caltech. If DPI elects not to file, prosecute or maintain any patent application or patent within the Patent Rights or pay any fee related thereto, in any country DPI shall promptly notify Caltech of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, and if Caltech elects to take over the filing, prosecution and/or maintenance of one or more patents or applications within the Patent Rights, then in any such case, upon notice to DPI, Caltech shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents within the Patent Rights at its own expense. In the event that Caltech takes over the filing, prosecution and/or maintenance of a patent or application within the Patent Rights, Caltech shall keep DPI reasonably informed on matters regarding such filing, prosecution and maintenance.


                                   ARTICLE 12

                                     GENERAL
                                     -------

         12.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of California, without regard to conflicts of laws principles.

         12.2 Independent Contractors. The relationship of DPI and Caltech established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between DPI and Caltech. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

         12.3 Assignment. This Agreement may not be assigned by DPI without the prior written consent of Caltech, not to be unreasonably withheld, except to a party that succeeds to all or substantially all of DPI's business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. Caltech may assign its right to receive payments hereunder upon prior written notice to DPI but may not otherwise transfer or assign this agreement without the prior written consent of DPI, not to be unreasonably withheld.

         12.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

         12.5 No Implied Obligations. DPI's sole obligation to exploit the Licensed Subject Matter is as set forth in Article 6. Nothing in this Agreement shall be deemed to require DPI to otherwise exploit the Licensed Subject Matter nor prevent DPI from commercializing products similar to or competitive with a Licensed Product.

         12.6 Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay

         12.7 Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:


          If to Caltech:                 California Institute of Technology
                                         1200 E. California Blvd. (M/C 210-85)
                                         Pasadena, California 91125
                                         Attn: Larry Gilbert
                                         Director- Office of Technology transfer

          If to DPI:                     Digital Personnel Inc.
                                         202 South Wheeler Street
                                         Plant City, Florida 33566
                                         Attn: Clifford M. Gross, Ph.D.
                                         President

         12.8 Compliance with Law. DPI shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

         12.9 Modification Waiver. This Agreement may not be altered, amended or modified in any way except by a document signed by both parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

         12.10 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

         12.11 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

         12.12 Entire Agreement. The parties hereto acknowledge that this Agreement and its Exhibits set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.


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


         12.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both or which together shall constitute one and the same instrument.

                                   ARTICLE 13

                                PRODUCT LIABILITY
                                -----------------

         13.1 DPI agrees that Caltech shall have no liability to DPI or to any purchasers or users of Licensed Products made or sold by/for its Sublicensees for any claims, demands, losses, costs, or damages suffered by DPI or purchasers or users of Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use or sale of such Licensed Products ("Claims"). DPI agrees to defend, indemnify and hold harmless Caltech, its trustees, officers, agents, and employees from any such Claims, provided that (i) DPI is notified promptly of any Claims, (ii) DPI has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims, all as set forth in Section 9.1 above.

         13.2 At such time as DPI begins to sell or distribute or sublicense Licensed Products (other than for the purpose of obtaining regulatory approvals), based upon use of Licensed Subject Matter, DPI shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 in annual aggregate and naming those indemnified under Section 13.1. as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for DPI's indemnification under Section 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, DPI shall maintain such comprehensive general liability insurance for a reasonable period of not more than seven (7) years after it has ceased commercial distribution or use of any Licensed Product. Notwithstanding the foregoing, a plan of self-insurance reasonably expected to provide coverage comparable to the foregoing for recovery of anticipated claims shall satisfy DPI's obligation under this Section 13.2.



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

         13.3 DPI shall provide Caltech with written evidence of such insurance upon request of Caltech. DPI shall provide Caltech with notice at least fifteen
(15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent DPI receives advance notice of such matters from its insurer. If DPI does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or materials change, Caltech shall have the right to require that DPI cease further commercial sales of Licensed Products until such insurance is obtained for such Licensed Products; provided that if DPI uses reasonable efforts but is unable to obtain the required insurance at commercially reasonable rates, Caltech shall not have the right to so require such cessation of sales, and Caltech instead shall cooperate with DPI to either grant a waiver of DPI under this Article 13 or assist DPI in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures. This Article 13 shall survive the expiration or termination of this Agreement.





         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

CALIFORNIA INSTITUTE OF                          Digital Personnel, Inc. ("DPI")
TECHNOLOGY ("Caltech")


By:                                              By:
Lawrence Gilbert                                        Clifford M. Gross, Ph.D.
Director                                                President
Office of Technology Transfer

Date: _________________                          Date:








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